UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (date of earliest event reported): February 20, 2018

OWC PHARMACEUTICAL RESEARCH CORP.

(Exact Name of Registrant as Specified in its Charter)

Commission File No.: 0-54856

Delaware	98-0573566
(State of Incorporation)	(I.R.S. Employer Identification No.)

2nd Ben Gurion Street, Ramat Gan, Israel
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, including area code: 972 (0) 72-260-8004

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 18, 2018, OWC Pharmaceutical Research Corp., OTCQB: OWCP (the “Registrant”), appointed Dr. Oron Yacoby Zeevi as its Chief Scientific Officer (CSO). Dr. Yehuda Baruch, who served as the Registrant’s CSO will now serve as Chief Medical and Regulatory Officer of the Registrant.

Dr. Oron Yacoby Zeevi, age 57, Chief Scientific Officer: Dr. Yacoby Zeevi has more than 20 years of extensive scientific experience with both private and publicly listed companies in the biopharmaceutical industry. In 2008, Dr. Yacoby Zeevi joined Neuroderm Ltd (Nasdaq: NDRM), a clinical-stage pharmaceutical company developing next-generation treatments for central nervous system (CNS) disorders as the Vice President of Research and was promoted to the position of VP R&D. From October 2016 until her recent departure, she served as Chief Scientific Officer of Neuroderm, which was sold to Mitsubishi Tanabe Pharma for US $1.1 billion in July 2017. Dr. Yacoby Zeevi, is the inventor of over 50 issued patents and patents pending, Her expertise lies in industry-oriented innovation and scientific research, accelerating and orchestrating the evolution of new ideas through R&D PoC, IP, CMC, early efficacy and safety trials, regulatory affairs and market landscape mapping in fields of unmet medical needs, towards development of commercially viable pharmaceutical or agricultural products. Dr. Yacobi Zeevi earned her PHD in micro biology and immunology from the Ben Gurion University of Be’er Sheva, Israel and also holds a degree of Doctor in Veterinary Medicine from the Hebrew University of Jerusalem

Item 9.01 Financial Statements and Exhibits.

(a) The following documents are filed as exhibits to this report on Form 8-K or incorporated by reference herein. Any document incorporated by reference is identified by a parenthetical reference to the SEC filing that included such document.

Exhibit No.	Description
99.1	Press Release dated February 20, 2018, filed herewith.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OWC Pharmaceutical Research Corp.

/s/ Mordechai Bignitz
Name:	Mordechai Bignitz
Title:	Chief Executive Officer

Date: February 20, 2018